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                         AMENDMENT TO RIGHTS AGREEMENT


         THIS AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") is entered into by Keystone International, Inc. a Texas corporation ("Keystone"), and Continental Stock Transfer & Trust Company (the "Rights Agent"), effective as of May 20, 1997.

         WHEREAS, Keystone and NCNB Texas National Bank, as original rights agent, entered into that certain Rights Agreement dated as of March 31, 1990 (the "Agreement"); and

         WHEREAS, Keystone and Continental Stock Transfer & Trust Company entered into an Appointment and Amendment to the Agreement dated as of July 2, 1992, whereunder Continental Stock Transfer & Trust Company was appointed, and agreed to serve as, the Rights Agent; and

         WHEREAS, Keystone and the Rights Agent desire to amend the Agreement as provided therein pursuant to Section 27 of the Agreement, which authorizes Keystone and the Rights Agent, if Keystone so directs, to supplement or amend any provision of the Agreement without the approval of any holders of Keystone's Common Stock (as defined in the Agreement).

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth the parties hereto agree as follows:

         1. The definition of "Acquiring Person" in Section 1 of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "Acquiring Person" means any Person (as hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as hereinafter defined) of 20% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan; or (iv) Tyco International Ltd. ("Tyco"), a Massachusetts corporation, and any Subsidiary or Affiliate of Tyco, so long as neither Tyco nor any Subsidiary or Affiliate of Tyco is the Beneficial Owner of more than 1% of the issued and outstanding capital stock of the Company other than capital stock of the Company of which Tyco or any Subsidiary or Affiliate of Tyco is the Beneficial Owner solely by reason of (A) the Agreement and Plan of Merger dated May 20, 1997 by and among Tyco, T6 Acquisition Corp. and the Company, as amended from time to time (the "Merger Agreement"), or (B) the acquisition of shares of Common Stock pursuant to the Merger (as defined in the Merger Agreement). If




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         any of these exceptions to the definition of an Acquiring Person apply, then the Person to whom the exception pertains shall not be an Acquiring Person for any purpose under this Agreement, including, without limitation, with respect to the definitions of Distribution Date, Section 11(a)(ii) Event, Section 13 Event, Stock
         Acquisition Date and Triggering Event.

                  Notwithstanding any provision of this Agreement to the contrary, (i) no Distribution Date, Section 11(a)(ii) Event, Section 13 Event, Stock Acquisition Date or Triggering Event shall be deemed to have occurred, (ii) neither Tyco nor any Subsidiary or Affiliate of Tyco shall be deemed to have become an Acquiring Person, and (iii) no holder of Rights shall be entitled to exercise such Rights under, or be entitled to any other rights pursuant to, this Agreement solely by reason of (A) the approval, execution or delivery of the Merger Agreement, (B) the acquisition of shares of Common Stock pursuant to the Merger (as defined in the Merger Agreement), or (C) the consummation of the Merger (as defined in the Merger Agreement); provided, however, that in the event Tyco or any Subsidiary or Affiliate of Tyco becomes the Beneficial Owner after the date hereof of any shares of Common Stock in any manner other than as set forth in subsection (iv) of the previous paragraph, the provisions of this sentence (other than this proviso) shall not be applicable; and provided, further, that, notwithstanding Section 27 of this Agreement, any supplement or amendment to this Agreement can, in the Company's discretion, have retroactive effect with respect to Tyco and its Subsidiaries and Affiliates, regardless of whether Tyco and its Subsidiaries and Affiliates consent, and regardless of whether the supplement or amendment has an adverse affect on Tyco or its Subsidiaries or Affiliates.


         2. Subsection 11(a)(ii) is hereby amended and restated in its entirety to read as follows:

                  (ii) If any Person, alone or together with its Affiliates and Associates, shall, at any time after the date of this Agreement, become an Acquiring Person, then proper provision shall promptly be made so that each holder of a Right, except as otherwise provided below and in Section 7(e), shall thereafter have the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, such number of duly authorized, validly issued, fully paid and nonassessable Depositary Shares (such number of shares being referred to herein as the "Adjustment Shares") as shall be equal to the result obtained by (x) multiplying the then current Purchase Price by the number of Depositary Shares for which a Right was exercisable immediately prior to the first occurrence of a
         Section 11(a)(ii) Event and (y) dividing that product (which, following such first occurrence, shall thereafter be referred to as the "Purchase




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         Price" for each Right and for all purposes of this Agreement) by 50%
         of the current market price (determined pursuant to Section 11(d)(i)) per share of Common Stock on the date of the first occurrence of a
         Section 11(a)(ii) Event; provided that if the transaction that would otherwise give rise to the foregoing adjustment is also subject to the provisions of Section 13, then only the provisions of Section 13 shall apply and no adjustment shall be made pursuant to this Section 11(a)(ii). After any Person has become an Acquiring Person, the Company shall not enter into any transaction if at any time of or immediately after such transaction there are rights, warrants, instruments or securities outstanding or any agreements or arrangements which, as a result of the consummation of such transaction, would substantially diminish or otherwise eliminate the benefits intended to be afforded by the Rights.

         3. Except as specifically provided herein, the Agreement shall continue in full force and effect in accordance with its terms without amendment or modification.

         4. This document may be executed in multiple counterparts, each of which shall be deemed to be one and the same Amendment.

         IN WITNESS WHEREOF, the undersigned parties hereby execute and agree to be bound by this Amendment, effective as of the date first written above.


                                  KEYSTONE INTERNATIONAL, INC.


                                  By: /s/ Bruce M. Taten
                                     ---------------------------------------
                                  Name:   Bruce M. Taten
                                       -------------------------------------
                                  Title:  Vice President and General Counsel
                                        ------------------------------------

Countersigned:

CONTINENTAL STOCK TRANSFER &
TRUST COMPANY
as Rights Agent


By:  /s/ R. Bernhammer
   ---------------------------------------
Name:    R. Bernhammer
     -------------------------------------
Title:   Vice Pres.
      ------------------------------------



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